[MAYER, BROWN & PLATT LETTERHEAD]


                               November 26, 1996


AmeriKing, Inc.
2215 Enterprise Drive
Suite 1502
Westchester, Illinois 60154

         Re: Senior Notes due 2006; 1,200,000 Units consisting of Senior Exchangeable Preferred Stock due 2008, $.01 par value and Common Stock, $.01 par value per share
              -----------------------------------------------------------


Ladies and Gentlemen:

         We have acted as special counsel to AMERIKING, Inc., a Delaware corporation (the "Company"), in connection with the proposed concurrent public offerings (the "Offerings") of (i) up to $100,000,000 aggregate principal amount of the Company's Senior Notes due 2006 (the "Senior Notes") and (ii) up to 1,200,000 Units (the "Units") consisting of (A) Senior Exchangeable Preferred Stock due 2008, $.01 par value (the "Senior Preferred Stock") that is exchangeable for Exchange Indentures due 2008 (the "Exchange Debentures") and
(B) Common Stock, $.01 par value per share (the "Common Stock" and together with Senior Notes, Senior Preferred Stock and Exchange Debentures, the "Securities"). In this connection, we have examined such corporate and other records, instruments, certificates and documents as we have considered necessary to enable us to express this opinion.

         Based on the foregoing, it is our opinion that upon completion of the Offerings, the Securities will have been duly authorized for issuance. The Senior Preferred Stock and Common Stock, when delivered in accordance with the Underwriting Agreement for the Units Offering in substantially the form filed as Exhibit 1.2 to the Registration Statement, will be validly issued, fully paid and non-assessable. The Senior Notes, when delivered in accordance with the terms of the Indenture in substantially the form filed as Exhibit 4.38 to the Registration Statement (the "Senior Notes Indenture") and the Underwriting Agreement for the Notes Offering in





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substantially the form filed as Exhibit 1.1 to the Registration Statement will be validly issued and enforceable in accordance with the Senior Note Indenture. The Exchange Debentures, when delivered in accordance with the terms of the Indenture is substantially the form filed as Exhibit 4.40 to the Registration Statement(the "Exchange Debenture Indenture") and the Certificate of Designations in substantially the form filed as Exhibit 4.44 to the Registration Statement, will be validly issued and enforceable in accordance with the Exchange Debenture Indenture.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" and "Experts."



                                            Very truly yours,


                                            /s/ MAYER, BROWN & PLATT

                                            MAYER, BROWN & PLATT